FOR IMMEDIATE RELEASE

Media Contact: David Rubinger 404.502.1240 / david@rubinger.com
Investor Relations Contact: David Black 404.266.4490 / david.black@statebt.com

State Bank Financial Corporation Names J. Thomas Wiley Jr. Vice Chairman and President

ATLANTA, October 29, 2012 – State Bank Financial Corporation (NASDAQ: STBZ) announced today that J. Thomas Wiley Jr., one of its founding shareholders and a member of its board of directors, will become State Bank’s Vice Chairman and President. Wiley will remain on the boards of both State Bank Financial Corporation and State Bank and Trust Company along with assuming his new management duties. He will start his new role with State Bank on January 1, 2013.
Wiley was among the investors, along with State Bank Chairman and CEO Joe Evans and the State Bank executive management team, who participated in the equity raise that led to State Bank’s formation in 2009. “Tom Wiley and I have worked together in one capacity or another for over 30 years, and I am thrilled to have him back in a full time leadership position,” said Evans. “He is one of the most respected bankers in Georgia and a founding shareholder who has a significant personal financial stake in State Bank.”
Wiley has served as Chairman, President and CEO of The Coastal Bank and its parent company, Coastal Bankshares, Inc. in Savannah since 2007, and will remain its non-executive chairman. From 2002 to 2006, Wiley was Vice Chairman of Flag Financial Corp. and President/CEO of Flag Bank, where he worked alongside Evans and others from the State Bank executive leadership team. As the CEO of Flag Bank, Wiley was instrumental in the growth of Flag’s presence in Buckhead.
“Susan and I have loved our time in Savannah, I am proud of what we built at The Coastal Bank and look forward to continuing my duties on the board,” Wiley said. “But being able to return to Atlanta to work alongside Joe and the rest of the State Bank team is simply an opportunity that is too exciting to refuse.”
Wiley, a former Chairman of the Georgia Bankers Association, began his career with Citizens & Southern National Bank in 1975 and joined Evans in 1982 at Bank Corporation of Georgia. He has subsequently held executive positions at First South Bank, AmeriBank, Century South Banks, and Bankers’ Capital Group, LLC. He recently serves as a board member of the Georgia Chamber of Commerce, and is chairman of the CEO Council for the Savannah Area Chamber of Commerce. He earned his bachelor’s degree in business administration from Valdosta State University and is a graduate of the Graduate of School of Banking of the South at Louisiana State University.
Separately, Stephen W. Doughty has been named Vice Chairman, Corporate Development. Doughty, previously State Bank’s Executive Banking Officer, will be responsible for seeking out merger, acquisition and expansion opportunities for State Bank. “Steve Doughty has been at the forefront of every asset generating initiative our team has considered for the past three decades” Evans said. “By leading our corporate development efforts, Steve will now be 100% focused on opportunities to grow State Bank through acquisition and deploying our significant capital resources in effective and prudent ways.”
Working alongside Wiley and Doughty, Vice Chairman and Chief Operating Officer Dan Speight and Vice Chairman and Executive Risk Officer Kim Childers will continue in their current roles as executive officers and members of the board.

About State Bank Financial Corporation and State Bank and Trust Company

State Bank Financial Corporation (NASDAQ:STBZ) is the holding company for State Bank and Trust Company, one of Georgia’s best-capitalized banks, with approximately $2.64 billion in assets as of September 30, 2012. State Bank has locations in Metro Atlanta and Middle Georgia. State Bank Financial Corporation is headquartered in Atlanta, Georgia and State Bank and Trust Company is headquartered in Macon, Georgia.

State Bank was named the best performing community bank in the United States for 2011 by SNL Financial LC for banks between $500 million and $5 billion in assets. State Bank was also ranked fourth among the 195 banks in the $1 billion-to-$5 billion-asset category of Bank Director magazine's 2012 Bank Performance Scorecard, a ranking of U.S. publicly traded banks and thrifts based on 2011 calendar-year financials.

To learn more about State Bank, visit www.statebt.com